Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES FIRST QUARTER 2015 RESULTS

Net sales increase 6%; billings increase 3%

Board increases total share repurchase authorization to $500 million

BOSTON – May 7, 2015 – Global learning company Houghton Mifflin Harcourt Company (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights:

•	Billings increased approximately 3% to $148 million in the first quarter compared to $144 million in the first quarter of 2014 primarily due to higher sales from the assessment business.

•	Net sales were $163 million, up approximately 6%, compared with $154 million in the first quarter of 2014, driven by higher Education and Trade Publishing sales and the recognition of previously deferred revenue.

•	Adjusted EBITDA improved, with a loss of $52 million compared to a loss of $53 million in the first quarter of 2014. Adjusted cash EBITDA, which accounts for the change in deferred revenue, decreased to a loss of $67 million compared to a loss of $63 million in the first quarter of 2014.

•	Net loss increased to $160 million from $146 million in the first quarter of 2014.

•	HMH captured 51% market share among adoption school districts that announced content provider selections.

•	The Company is seeking an increase in the size of their new term loan from $500 million to $800 million.

•	The Board of Directors has authorized the repurchase of up to $500 million of shares of HMH’s common stock.

Linda K. Zecher, HMH’s President and Chief Executive Officer, commented, “We began 2015 on solid footing as we executed against our growth strategy. We remain the clear leader within K-12 adoption school districts thus far in 2015 and have continued to build momentum in key growth areas. As recently announced, we believe our planned acquisition of the EdTech business of Scholastic will enhance our ability to drive value for our shareholders by strengthening our core business and accelerating growth in adjacent markets. This transaction, together with the increase of our share repurchase program to $500 million, reflects HMH’s continued focus on pursuing opportunities that are consistent with our capital allocation strategy.”

Eric Shuman, Chief Financial Officer of HMH, stated, “During the first quarter we saw encouraging demand for our products across both our Education and Trade Publishing segments, and we believe that the recognition of previously deferred revenue highlights the long-term financial benefits of our digital growth. We expect that our operations will continue to provide us with the cash and flexibility to execute our strategy. Further, we believe that the debt markets are favorable and we are pleased with the early indication of demand we have experienced for the new term loan. Therefore we are planning to increase the new term loan to $800 million.”

First Quarter and Recent 2015 Business Highlights:

Education Segment: HMH saw encouraging demand for its education products in early 2015 as the Company captured a 51% market share among adoption school districts that announced content providers. HMH had key wins in adoption states, including California, Florida, and Tennessee. Additionally, strong sales of HMH’s Woodcock Johnson IV assessment product continued into 2015.

Within HMH’s direct-to-consumer business, CuriousWorld.com has gained traction and continues to garner acclaim. In addition to the app reaching more than 500,000 downloads, the website was named the number one educational website for kids by Parenting.com.

Trade Publishing Segment: In the first quarter of 2015, sales in HMH’s Trade Publishing segment were driven by strong backlist sales of J.R.R. Tolkien and Lois Lowry, and continued success with What if? and the Newbery medal winning children’s book, The Crossover. HMH’s culinary line also had a strong start to the year with the release of The Whole30, The Real Paleo Diet Cookbook, and Cake My Day. The Company recently secured publishing rights to Umberto Eco’s Numero Zero and has announced plans to publish an anthology series entitled 100 Years of The Best American Short Stories, which will be available in late 2015.

Planned Acquisition of Scholastic’s Educational Technology and Services Business: On April 23, 2015, HMH entered into a definitive agreement to acquire the Educational Technology and Services (“EdTech”) business of Scholastic Corporation for $575 million in cash. The acquisition, which is expected to close in the second quarter of 2015, would provide HMH with a leading position in intervention curriculum and services and extend our product offerings in other key growth areas, including educational technology, early learning, and education services, creating a more comprehensive offering for students, teachers and schools. The transaction is expected to be accretive to HMH’s net income and free cash flow in 2016 and to yield synergies in 2016 and beyond with annual cost savings of $10 to $20 million.

First Quarter 2015 Financial Results

Net Sales: Net sales for the three months ended March 31, 2015 increased $9 million to $163 million, up 6%, from $154 million in the first quarter 2014. Net sales for HMH’s Education segment increased $7 million year-over-year from $122 million to $129 million, driven by a $6 million increase in assessment sales from the Woodcock Johnson product and a $3 million increase in domestic education basal sales, attributable to the recognition of previously deferred revenue. This increase was partially offset by a $2 million decline in sales of traditional print supplemental products due to an aging product base. First quarter 2015 net sales for HMH’s Trade Publishing segment increased $2 million, or 5%, from $32 million for the same period in 2014, to $34 million, driven by strong net sales of front-list culinary titles such as The Whole 30, The Real Paleo Diet Cookbook and Cake My Day as well as of the Newbery Medal winning children’s book The Crossover.

Cost of Sales: Overall cost of sales in the first quarter 2015 decreased 4% or $6 million to $146 million compared to $152 million in the first quarter of 2014. During this period, cost of sales, excluding pre-publication and publishing rights amortization grew by $4 million year-over-year from $93 million to $97 million. As a percent of net sales, cost of sales, excluding pre-publication and publishing rights amortization improved slightly from 60% to 59%. HMH reported a $10 million reduction in net amortization expense related to publishing rights, pre-publication and other intangible assets, primarily due to its use of accelerated amortization methods.

Selling and Administrative Costs: Selling and administrative costs in the first quarter of 2015 increased $6 million year-over-year to $143 million, primarily due to higher professional and legal fees.

Operating Loss: Operating loss for the three months ended March 31, 2015 improved $9 million, or 7%, from a loss of $140 million in the first quarter of 2014 to a loss of $131 million, due to the aforementioned changes in net sales, cost of sales, and selling and administrative costs.

Net Loss: Net loss of $160 million in the first quarter of 2015 increased $14 million, or 10%, compared to a net loss of $146 million in the same quarter of 2014, primarily due to the timing of the recognition of our non-cash deferred income tax.

Adjusted EBITDA: Adjusted EBITDA for the first quarter of 2015 was a loss of $52 million compared to a loss of $53 million in the same quarter for 2014. Adjusted EBITDA in HMH’s Education segment was a loss of $37 million, compared with a loss of $40 million in the same quarter last year. Adjusted EBITDA for the Trade Publishing segment was a loss of $1 million, relatively flat on a year-over-year basis. Corporate and Other costs, which represent certain general overhead costs not fully allocated to the business segments, such as legal, accounting, treasury, human resources, technology, and executive functions, were a loss of $13 million for the quarter compared with a loss of $12 million in the year-ago period. Adjusted cash EBITDA, defined as adjusted EBITDA plus the change in deferred revenue, was a loss of $67 million compared to a loss of $63 million in the first quarter of 2014.

Cash Flow: Net cash used in operating activities for the three months ended March 31, 2015 was $93 million as compared with $103 million for the same period in 2014. The $10 million improvement is primarily due to the timing of working capital. HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for the three months ended March 31, 2015 was a usage of $125 million compared with a usage of $156 million for the same period in 2014. As of March 31, 2015, HMH had $562 million of cash and cash equivalents and short-term investments compared to $268 million at March 31, 2014. Operating cash flow is impacted by the inherent seasonality of the academic calendar. Consequently, the performance of the business is difficult to compare quarter to consecutive quarter and should be considered on the basis of results for the whole year.

New Term Loan Refinancing and Capital Allocation

As discussed above, the Company previously announced a definitive agreement to acquire the EdTech business for $575 million in cash, subject to customary working capital adjustments. In connection with the proposed acquisition, the Company also announced that it expects to replace the existing $180 million term loan with a new senior secured facility with a six-year maturity (the “New Term Loan”).

Yesterday, the Company determined to seek an increase in the size of the New Term Loan from $500 million to $800 million. The Company expects to use the net proceeds from the New Term Loan to refinance its existing term loan, finance a portion of the acquisition, pay fees and expenses and for general corporate purposes, including funding a portion of its stock repurchase program described below. HMH expects to close the New Term Loan concurrently with the acquisition during the second quarter of 2015, subject to customary closing conditions. The closing of the New Term Loan is subject to the completion of successful marketing, negotiation, execution and delivery of definitive agreements and other factors, including an amendment to HMH’s revolving credit facility permitting the additional indebtedness allowed under the New Term Loan. There can be no assurance that HMH will be able to successfully increase the size of the New Term Loan or that the terms of the New Term Loan will be favorable to the Company.

In connection with the refinancing of the New Term Loan, the Company’s Board of Directors approved an additional $300 million under the Company’s existing stock repurchase program, bringing the total authorization to $500 million. The $300 million increase in authorization is conditional upon the successful closing of the increased New Term Loan. The aggregate $500 million stock repurchase program may be executed over a period of two years from yesterday’s authorization. Repurchases under the program may be made from time to time in open market or privately negotiated transactions. The extent and timing of any such repurchases would generally be at the Company’s discretion and subject to market conditions, applicable legal requirements and other considerations.

This share repurchase program aligns with HMH’s broader capital allocation strategy, which focuses on driving organic growth, pursuing strategic acquisition opportunities and returning capital to stockholders, when appropriate.

Conference Call

At 8:30 a.m. EDT on Thursday, May 7, 2015, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at www.ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 27495283

Moderator: Rima Hyder, Vice President, Investor Relations

Webcast Link: http://edge.media-server.com/m/p/mmbsue44

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until May 14, 2015 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 27495283.

Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), we have presented adjusted EBITDA, adjusted cash EBITDA and free cash flow as non-GAAP measures in addition to our GAAP results. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Management believes that the presentation of adjusted EBITDA provides an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, non-cash charges, or levels of depreciation or amortization along with cost such as severance, facility closure cost, and acquisition cost. Accordingly, our management believes that this measure is useful for comparing our performance from period to period. In addition, targets and positive trends in adjusted cash EBITDA are used as performance measures and to determine certain compensation of management. Management believes that the presentation of adjusted cash EBITDA also provides useful information to our investors and management as an indicator of our cash performance as it takes into account our deferred revenue and is not affected by the aforementioned items excluded from adjusted EBITDA. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it. Management also views it as an important indicator of cash available for servicing debt, investing in organic growth, strategic acquisitions and/or returning cash to shareholders. Other companies may define these non-GAAP measures differently and, as a result, our non-GAAP measures may not be directly comparable to adjusted EBITDA, adjusted cash EBITDA and free cash flow of other companies. Although we use non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures are limited as they include and/ or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA and adjusted cash EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted EBITDA and adjusted cash EBITDA are not intended to be a measure of liquidity nor is free cash flow intended to be a measure for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company with the mission of changing people’s lives by fostering passionate, curious learners. Among the world’s largest providers of pre-K–12 education solutions and one of its longest-established publishing houses, HMH combines cutting-edge research, editorial excellence and technological innovation to improve teaching and learning environments and solve complex literacy and education challenges. HMH’s interactive, results-driven education solutions are utilized by more than 50 million students in over 150 countries, and its renowned and awarded novels, non-fiction, children’s books and reference works are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings, net sales, deferred revenue and recognition thereof; financial condition; liquidity; products, including product mix and format; prospects; growth; adjacent markets and market share; strategies, including with respect to capital allocation; the market and industry in which we operate; potential business decisions; the proposed acquisition’s closing and impact on the foregoing. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this release.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; adverse or worsening economic trends or the continuation of current economic conditions; changes in consumer demand for, and acceptance of, our products; changes in product mix, format and timing of delivery; changes in competitive factors; offerings by technology companies that compete with our products; industry cycles and trends; conditions and/or changes in the publishing industry; changes or the loss of our key third-party print vendors; restrictions under agreements governing our outstanding indebtedness; changes in laws or regulations governing our business and operations; changes or failures in the information technology systems we use; demographic trends; uncertainty surrounding our ability to enforce our intellectual property rights; inability to retain management or hire employees; impact of potential impairment of goodwill and other intangibles in a challenging economy; decline or volatility of our stock price regardless of our operating performance; acquisition closing conditions; our ability to finance the acquisition; our ability to integrate the business and realize synergies; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

Contacts:

Investor Relations

Rima Hyder

Vice President, Investor Relations

(617) 351-3309

rima.hyder@hmhco.com

Media Relations

Bianca Olson

Senior Vice President, Corporate Affairs

(617) 351-3841 | (646) 932-1241

bianca.olson@hmhco.com

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets (Unaudited)

(in thousands of dollars, except share information)	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$562,037	$456,581
Short-term investments	—	286,764
Accounts receivable, net	196,803	255,669
Inventories	213,445	183,961
Deferred income taxes	—	20,459
Prepaid expenses and other assets	21,131	18,665

Total current assets	993,416	1,222,099
Property, plant, and equipment, net	133,664	138,362
Pre-publication costs, net	232,198	236,995
Royalty advances to authors, net	47,498	46,777
Goodwill	532,921	532,921
Other intangible assets, net	775,608	801,969
Deferred income taxes	3,705	3,705
Other assets	23,519	28,279

Total assets	$2,742,529	$3,011,107

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$2,500	$67,500
Accounts payable	76,988	51,266
Royalties payable	55,935	80,089
Salaries, wages, and commissions payable	17,057	59,733
Deferred revenue	154,391	157,016
Interest payable	40	47
Severance and other charges	5,876	5,928
Accrued postretirement benefits	2,037	2,037
Other liabilities	37,650	27,015

Total current liabilities	352,474	450,631
Long-term debt	176,449	175,625
Long-term deferred revenue	357,985	370,103
Accrued pension benefits	17,826	18,525
Accrued postretirement benefits	25,844	26,500
Deferred income taxes	106,230	112,220
Other liabilities	95,513	97,823

Total liabilities	1,132,321	1,251,427

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at March 31, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 143,247,899 and 142,000,019 shares issued at March 31, 2015 and December 31, 2014, respectively; and 143,165,877 and 141,917,997 shares outstanding at March 31, 2015 and December 31, 2014, respectively	1,432	1,420
Treasury stock, 82,022 shares as of March 31, 2015 and December 31, 2014	—	—
Capital in excess of par value	4,796,427	4,784,962
Accumulated deficit	(3,159,853)	(2,999,913)
Accumulated other comprehensive loss	(27,798)	(26,789)

Total stockholders’ equity	1,610,208	1,759,680

Total liabilities and stockholders’ equity	$2,742,529	$3,011,107

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(in thousands of dollars, except share and per share information)	2015	2014
Net sales	$162,669	$153,933
Costs and expenses
Cost of sales, excluding pre-publication and publishing rights amortization	96,569	92,648
Publishing rights amortization	23,143	30,751
Pre-publication amortization	26,463	28,974

Cost of sales	146,175	152,373
Selling and administrative	143,009	137,010
Other intangible asset amortization	3,218	2,945
Severance and other charges	1,057	1,757

Operating loss	(130,790)	(140,152)

Other income (expense)
Interest expense	(5,954)	(4,297)
Change in fair value of derivative instruments	(2,220)	(103)

Loss before taxes	(138,964)	(144,552)
Income tax expense	20,976	1,783

Net loss	$(159,940)	$(146,335)

Net loss per share attributable to common stockholders
Basic	$(1.12)	$(1.05)

Diluted	$(1.12)	$(1.05)

Weighted average shares outstanding
Basic	142,364,327	139,982,297

Diluted	142,364,327	139,982,297

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in thousands of dollars)	2015	2014
Cash flows from operating activities
Net loss	$(159,940)	$(146,335)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	71,234	79,909
Amortization of deferred financing costs	3,209	1,188
Deferred income taxes	14,469	947
Stock-based compensation expense	3,095	2,397
Change in fair value of derivative instruments	2,220	103
Changes in operating assets and liabilities
Accounts receivable	58,866	57,854
Inventories	(29,484)	(26,637)
Accounts payable and accrued expenses	(21,670)	(34,269)
Royalties, net	(24,875)	(21,112)
Deferred revenue	(14,743)	(9,443)
Interest payable	(7)	(7)
Severance and other charges	(1,116)	(1,769)
Accrued pension and postretirement benefits	(1,355)	(2,941)
Other, net	7,166	(2,429)

Net cash used in operating activities	(92,931)	(102,544)

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	286,732	19,000
Purchases of short-term investments	—	(8,053)
Additions to pre-publication costs	(18,229)	(38,283)
Additions to property, plant, and equipment	(14,115)	(14,994)

Net cash provided by used in investing activities	254,388	(42,330)

Cash flows from financing activities
Payments of long-term debt	(64,176)	(625)
Tax withholding payments related to net share settlements of restricted stock units	(124)	(366)
Proceeds from stock option exercises	8,299	—

Net cash used in financing activities	(56,001)	(991)

Net increase (decrease) in cash and cash equivalents	105,456	(145,865)
Cash and cash equivalents
Beginning of period	456,581	313,628
Net increase (decrease) in cash and cash equivalents	105,456	(145,865)

End of period	$562,037	$167,763

Houghton Mifflin Harcourt Company

Adjusted EBITDA (Unaudited)

Consolidated

(in thousands of dollars)

	Three Months Ended March 31,
	2015	2014
Net loss	$(159,940)	$(146,335)
Interest expense	5,954	4,297
Provision for income taxes	20,976	1,783
Depreciation expense	18,409	17,239
Amortization expense (1)	52,824	62,670
Non-cash charges—stock-based compensation expense	3,095	2,397
Non-cash charges – loss on derivative instruments	2,220	103
Purchase accounting adjustments (2)	197	575
Fees, expenses or charges for equity offerings, debt or acquisitions	3,377	2,114
Restructuring	10	205
Severance separation costs and facility closures (3)	1,057	1,757

Adjusted EBITDA	$(51,821)	$(53,195)

Change in deferred revenue	(14,743)	(9,443)
Adjusted Cash EBITDA	$(66,564)	$(62,638)

(1)	Includes pre-publication amortization of $26,463 and $28,974 for the three months ended March 31, 2015 and 2014, respectively.
(2)	Represents certain non-cash accounting adjustments, principally relating to deferred revenue.
(3)	Represents costs associated with restructuring. Included in such costs are severance and vacancy of excess facilities.

Education

(in thousands of dollars)

	Three Months Ended March 31,
	2015	2014
Net loss	$(102,253)	$(114,890)
Depreciation expense	15,486	15,160
Amortization expense	49,223	58,928
Purchase accounting adjustments	197	575

Adjusted EBITDA	$(37,347)	$(40,227)

Trade Publishing

(in thousands of dollars)

	Three Months Ended March 31,
	2015	2014
Net loss	$(4,941)	$(5,184)
Depreciation expense	200	124
Amortization expense	3,601	3,742

Adjusted EBITDA	$(1,140)	$(1,318)

Houghton Mifflin Harcourt Company

Adjusted EBITDA (Unaudited)

Corporate and Other

(in thousands of dollars)

	Three Months Ended March 31,
	2015	2014
Net loss	$(52,746)	$(26,261)
Interest expense	5,954	4,297
Provision for income taxes	20,976	1,783
Depreciation expense	2,723	1,955
Non-cash charges—stock-based compensation expense	3,095	2,397
Non-cash charges – loss on derivative instruments	2,220	103
Fees, expenses or charges for equity offerings, debt or acquisitions	3,377	2,114
Restructuring	10	205
Severance separation costs and facility closures	1,057	1,757

Adjusted EBITDA	$(13,334)	$(11,650)

Houghton Mifflin Harcourt Company

Free Cash Flow (Unaudited)

	Three Months Ended March 31,
(in thousands of dollars)	2015	2014
Cash flows from operating activities
Net cash used in operating activities	$(92,931)	$(102,544)

Cash flows from investing activities
Additions to pre-publication costs	(18,229)	(38,283)
Additions to property, plant, and equipment	(14,115)	(14,994)

Free Cash Flow	$(125,275)	$(155,821)